SECOND AMENDMENT
TO
AMENDED AND RESTATED AGENCY AGREEMENT

THIS SECOND AMENDMENT (“Second Amendment”), made as of March 1, 2009 (the “Effective Date”), by and between OLD MUTUAL FUNDS I (“OMF I”), OLD MUTUAL FUNDS II (“OMF II”), OLD MUTUAL FUNDS III (“OMF III”), each a Delaware statutory trust (each a “Trust” and together, the “Trusts”) and DST SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware (“DST”), to the Amended and Restated Agency Agreement made as of March 1, 2008, as amended, by and between the Trusts and DST (the “Agency Agreement”), hereby amends the Agency Agreement by replacing Exhibit B, Exhibit B.1, Exhibit B.2, Exhibit B.3, and Exhibit B.4. in their entirety with the exhibits attached hereto.

IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS SECOND AMENDMENT TO BE EXECUTED IN THEIR NAMES AND ON THEIR BEHALF BY AND THROUGH THEIR DULY AUTHORIZED OFFICERS AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN:

DST SYSTEMS, INC.

By:  /s/ Thomas J. Schmidt

Title:  /s/ Vice President

OLD MUTUAL FUNDS I, on its own behalf and on behalf of the OMF I Funds set forth on Exhibit A to the Agency Agreement, individually and not jointly:	OLD MUTUAL FUNDS II, on its own behalf and on behalf of the OMF II Funds set for on Exhibit A to the Agency Agreement, individually and not jointly:

By: /s/ Julian F. Sluyters	By: /s/ Julian F. Sluyters
Title: President	Title: President

OLD MUTUAL FUNDS III, on its own behalf and on behalf of the OMF III Funds set forth on Exhibit A to the Agency Agreement, individually and not jointly:

By: /s/ Julian F. Sluyters
Title: President

EXHIBIT B, p. 1
DST SYSTEMS, INC. AND OLD MUTUAL FUNDS
TRANSFER AGENCY FEE SCHEDULE

DST SYSTEMS, INC.
OLD MUTUAL FUNDS I, II, AND III
TRANSFER AGENCY FEE SCHEDULE
MARCH 1, 2008 – FEBRUARY 28, 2012

(CPI increase of 2.9% effective March 1, 2009)

A.   Complex Base Fee                                                                                $102,900 per year

B.   CUSIP Base Fee                                                                                $514.50 per CUSIP per year

C.	Open/Closed Account Fees:

Level 3 Open Accounts:
Accounts 0 – 50,000                                                                           $13.38 per account per year
Accounts 50,001 – 100,000                                                                $13.12 per account per year
Accounts 100,001 – 250,000                                                              $12.61 per account per year
Accounts 250,001 – 1,000,000                                                           $11.32 per account per year
Accounts 1,000,001 – 2,000,000                                                          $9.78 per account per year
Accounts > 2,000,001                                                                           $7.72 per account per year

Non Level 3 Open Accounts:
Accounts 0 – 50,000                                                                           $31.90 per account per year
Accounts 50,001 – 100,000                                                                $30.10 per account per year
Accounts 100,001 – 250,000                                                              $28.04 per account per year
Accounts 250,001 – 1,000,000                                                           $25.47 per account per year
Accounts 1,000,001 – 2,000,000                                                        $22.64 per account per year
Accounts > 2,000,001                                                                         $19.55 per account per year

Closed Accounts                                                                                          $2.47 per account per year

D.	Other Services

Escheatment	$137 per CUSIP per filing plus $1.64 per item plus out-of-pocket costs as incurred

Omnibus Transparency                                                                      $0.67 per accountlet per year

AWD® License Fee                                                                                $1,542 per remote wkstn per yr
AS/400 Access Fee                                                                                $644 per remote wkstn per yr

EXHIBIT B, p. 2
DST SYSTEMS, INC. AND OLD MUTUAL FUNDS
TRANSFER AGENCY FEE SCHEDULE

Cash Utilization                                                     See Exhibit B.1
FANMail                                                                See Exhibit B.2
Vision                                                                     See Exhibit B.3
SalesConnect                                                         See Exhibit B.4

*Computer/Technical Personnel (Standard 2009 Rates):
Business Analyst/Tester:
Dedicated - $130,493 per year
On Request - $115.75 per hour
COBOL Programmer:
Dedicated - $220,020 per year
On Request - $174.73 per hour
Workstation Programmer:
Dedicated - $252,173 per year
On Request - $206.99 per hour
Web Developer:
Dedicated - $269,201 per year
On Request - $222.62 per hour
Full Service Staff Support:
Senior Staff Support - $77.50 per hour
Staff Support - $57.50 per hour
Clerical Support - $47.50 per hour

Conversion/Acquisition Costs - reimbursable expenses including but not limited to travel and accommodations, programming, training, equipment installation, etc.

NOTES TO THE ABOVE FEE SCHEDULE

A.  The above schedule does not include reimbursable expenses incurred by DST on the Fund's behalf. Examples of reimbursable expenses include but are not limited to forms, postage, mailing services, telephone line and long distance charges, client remote hardware, disaster recovery (currently $0.206 based on actual expense), Compliance Program Fee, magnetic tapes, printing, ACH bank charges, NSCC charges, proxy processing, microfilm/microfiche, freight, T.I.N. certification, off-site record storage, second site disaster recovery, transmission of statement data for remote processing, etc.  All travel, per diem and other billable items incurred by DST personnel traveling to, at and from the Fund at the request of the fund.

B.	Any fees or reimbursable expenses not paid within 45 days of the date of the original invoice will be charged a late payment fee of 1.5% per month until payment is received.

EXHIBIT B, p. 3
DST SYSTEMS, INC. AND OLD MUTUAL FUNDS
TRANSFER AGENCY FEE SCHEDULE

C.
The fees and charges set forth in this fee schedule are guaranteed through February, 28, 2012 and then shall increase annually upon each anniversary of this Agreement over the fees and charges during the prior 12 months in an amount not less than the annual percentage of change in the Consumer Price Index (CPI-U) in the Kansas City, Missouri-Kansas Standard Metropolitan Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics.  Items marked by an “*” are subject to change with 60 days notice.

EXHIBIT B.1, p.1

DST CASH UTILIZATION

INVESTMENT SERVICE

The following describes the DST Cash Utilization investment service:

1)
Net collected balances:  Net collected balances in the Client’s transfer agency bank accounts at UMB Bank, N.A. (“UMB”), will be invested each day in two separate overnight UMB sponsored sweep vehicles with comparable rates of return to UMB’s earnings credit rate.

Money market Sweep:  Balances able to be determined by a predetermined cutoff time each business day will be swept into a Money market account in DST’s name.  This account will be registered as “for the account of DST (Client Name)”.  The next morning of a business day, the identical principal amounts will be swept back into the originating accounts with the earnings remaining in the Money market account.  The following business day, balances will again be swept into the Money market account and will be invested overnight along with residual earnings from previous days, and so on each business day.

Overnight Rep:  Each evening of a business day, balances exclusive of those already swept into the Money Market account (with some UMB constraints) will be swept into an overnight Repo investment.  The next morning of a business day, principal and earnings amounts will be swept back into the originating accounts, with DST maintaining an ongoing reconciliation of principal versus earnings in your accounts.

No investment advisory functions:  DST would not be performing investment advisory functions as part of this service.  The Money Market and Repo sweep vehicles are UMB product offerings.

2)
Lower bank account service charges:  For customer electing to use the new Cash Utilization service, DST has renegotiated lower bank account service charges (projected to be 10% less than your current service charges) from UMB by leveraging our collective Transfer Agent and Corporate relationships with the bank.  These reduced fees will benefit you directly and will not be available to smaller, individual customers of the bank.

Service Fee payment:  Each month, UMB will determine your service fees and invoice them to DST.  DST will pay them on your behalf from the accumulated earnings of both overnight investment vehicles.  DST will provide you with a copy of the UMB invoice supporting these charges.

EXHIBIT B.1, p. 2

3)	DST Fee: DST’s fee for this service allows for DST to collect 25% of all gross overnight investment earnings from both investment vehicles for this Cash Utilization service.

DST Fee Collection:  Each month, DST will determine the amount of this fee and deduct it from the accumulated earnings of both overnight investment vehicles.  We will provide you with detail supporting the calculation of this fee.

4)
Net Earnings Credit:  Each month, the remaining net earnings, reduce by both UMB and DST service charges, will be credited against the funds’ Transfer Agency fees as a direct reduction of fund expenses.  Should earnings exceed fees, the excess earnings will be available to be credited against future fees or returned to the client based on direction from the client.

Reconciliation:  DST will perform the reconciliation of earnings, service charges and credits.  DST will also determine the apportionment of the credits to the individual funds in accordance with the following procedure; the portion of the total credit that each fund receives shall be equal to the percentage of total TA fees that each fund’s individual fees represent each month.  On your TA fee invoice, we will provide the detail of the original gross charges, the amount of the credit for each individual fund and the net amount due for each fund.  The funds would pay DST only the net of total TA fees and reimbursable expenses less the amount of the credits.

5)
Legal Opinion:  We have reviewed the Legal Opinion of Seward & Kissel, LLP (“Seward”) dated July 19, 2000 and hereby advise you that, as assumed by Seward in such letter, the existing agreements whereby ‘The Client’ receive transfer agency services from DST through UMB, currently the transfer agent for such Funds, have been, and the agreement now being negotiated by and between the Funds and DST whereby DST is appointed as the transfer agent for the Funds will be, approved by a majority of the directors or trustees of each Fund, including a majority of those directors or trustee who are not “interested person” of the Fund or its affiliates, as that term is defined in the 1940 Act.

6)
Authorization:  Not withstanding anything in any agreement under which DST is authorized, directly or indirectly, to perform transfer agency, shareholder servicing agency or related services, whether as principal, agent or sub-agent, to the contrary, DST is hereby authorized and instructed to open bank accounts in DST’s name for the deposit and holding of, and to deposit into and hold in such accounts, all checks and payments received by DST form NSCC, broker-dealers or shareholders, and any other sums received by DST, for investment in shares, while such sums await their actual delivery to and investment in such Funds.

EXHIBIT B.2, p. 1

FILE AND USAGE FEE SCHEDULE – TA2000

TO

BASIC FAN MAIL SERVICES EXHIBIT

1.	Files.

The following definitions shall apply to this File and Usage Fee Schedule:

“Account Position” - This file reports the current Financial Product Unit balance and net asset value for every account, regardless of whether the account had activity.  This file is generally provided on a monthly basis and consists of two (2) records per account.

“Direct Financial Activity” - This file is generated as a result of activity being posted to the Financial Product Unit owner account.  The information in this file reports all activity involving the movement of money and/or Financial Product Units (with the exception of distributions) and consists of two (2) records per account.

“Account Master Position/New Account Activity/Non-Financial Activity” - This file provides registration information on each Financial Product Unit holder account for the Recipient.  The Account Master Position is used to initialize the Recipient’s database.  The New Account Activity provides any new accounts established for the Recipient.  The Non-Financial Activity is generated from maintenance activity to the Financial Product Unit owner registration.  These files consist of three (3) records per account.

“Distribution Activity” - This file is used to confirm all activity resulting from the distribution of a dividend, and long or short term capital gain.  The file will be generated after the distribution has been applied to the Financial Product Unit holder account.  This file consists of two records (2) per account.

“Daily Price” - This file consists of the daily offering price and Net Asset Value of every CUSIP (separate security).

"Security" - This file is systematically generated by DST and appended to the end of each associated Account Master Position/New Account Activity/Non-Financial Activity file being delivered.  This file may also be generated upon request based on the month-end Account Position file. Unique security investment details such as Ticker/Quotron, CUSIP, Fund and Product Names are reported within this file. This file consists of one (1) record per unique CUSIP delivered in the associated file. Because this file is used to supplement the Account Master Position/New Account Activity/Non-Financial Activity files, DST does not charge any fees for the records provided in this file.

"Average Cost Position/Activity" - This file reports cost basis details including initial cost basis, the source of reporting, the last calculation date, the current net investment figure and current shares. The Average Cost Position file is used to initialize a Recipient's database. The Average Cost Activity file is generated as a result of a change to the cost basis of an account. These files consist of one (1) record per account.

EXHIBIT B.2, p. 2

2.	Usage Fees.

Most “Files” that are made available to Recipients consist of two (2) records per account, each 160 bytes of information being a separate record.  Accordingly, by way of example, a position record consists of two (2) 160-byte records.  The Account Master Position, New Account Activity and Non-Financial Activity files each contain three (3) records.  Each file made available to a Recipient also requires a "header record" and a "trailer record".  DST will charge Customer fees per record made available, including header records and trailer records, based on the method of delivery and in accordance with the following schedules.  DST will not bill Recipients for the Files made available to them.

DST will offer Customer discounts based on the amount of each total per record charge per method of delivery incurred by Customer in a month.  The following fee and discount schedules will apply:

Level	Per Record Fees
Branch/Rep	$.018
Dealer	$.012
Price File	$.002 or $1.75 per Recipient per month, whichever is less

Volume Discounts
Total Per Record Fees	% Discount on Amount Over Threshold
$0.00 - $2,500.00	0%
$2,501.00 - $5,000.00	10%
$5,001.00 - $7,500.00	15%
$7501.00 - $10,000.00	20%
$10,001 - $30,000.00 $30,001.00 - +	25% 50%

Monthly FAN Mail Access and Support Charge                                                                                                  $500.00

The Monthly FAN Mail Access and Support Charge paid by Customer shall not be included in the eligible fees for purposes of determining any discount.

An additional discount shall be applied to the usage fees paid by Customer for (i) Basic FAN Mail Services and (ii) if Customer is utilizing DST's Vision Services pursuant to the applicable DST agreement for such services, Vision Services as follows:

At the beginning of the next calendar year following the first calendar year in which Customer has received Basic FAN Mail Services pursuant to this Service Exhibit, and at the beginning of each calendar year thereafter, DST shall review the average combined monthly usage fees actually paid by Customer for Basic FAN Mail Services and Vision Services for the previous calendar year.  In the event the average monthly usage fees paid equal or exceed at least $15,000.00, Customer shall receive the

EXHIBIT B.2, p. 3

following discounts on all usage fees for Basic FAN Mail Services and, if applicable, Vision Services for the then current calendar year:

Gold Level

Qualification:        Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $15,000.00 ($180,000.00 annually) but are less than $25,000.00.

Discount:               If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals 10% of the usage fees billed for such billing cycle.

If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 2½% of Vision usage fees and an additional 2½% (i.e., 12½% total) of Basic FAN Mail usage fees billed for such cycle.

Platinum Level

Qualification:        Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $25,000.00 ($300,000.00 annually).

Discount:               If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals 15% of the usage fees billed for such billing cycle.

If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 5% of Vision usage fees and an additional 2½% (i.e., 17½% of total) of Basic FAN Mail usage fees billed for such cycle.

EXHIBIT B.2, p. 4

Platinum Plus Level

Qualification:	Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $166,666.67 ($2,000,000.00 annually).

Discount:	If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals 25% of the usage fees billed for such billing cycle.

If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 10% of Vision usage fees billed for such cycle.

If Customer qualifies, the discount shall be shown on each invoice issued to Customer.

EXHIBIT B.3, p. 1

VISION

Fee Schedule

ID Charges

Number of ID Breakpoints                                                        ID Charge Breakpoints
1 - 500                                                        $5.00 per month/per ID for each of the first 500 IDs
501 - 1,000                                                 $4.00 per month/per ID for each of the next 500 IDs
1,001 - 2,000                                              $3.00 per month/per ID for each of the next 1,000 IDs
2,001 - 3,000                                              $2.00 per month/per ID for each of the next 1,000 IDs
3,001 - +                                                     No charge for each additional ID over 3,000

In accordance with the schedule above, ID Charges cannot exceed a monthly maximum of $9,500.

Inquiry Charges
Initial Set-up Fee                                                                                                None
Per View Charge1
Standard                                                                           $0.05
Reduced                                                                           $0.025
Monthly Minimum                                                                                            None

A view is defined as the complete process of an information request sent to the underlying recordkeeping system, and the corresponding response returned from the underlying recordkeeping system.

Statement Charges
Individual Statement Retrieval Charge                                                                                  $0.05 per statement
Batch Statement Load Charge                                                                                                $0.03 per image

1The Standard Per View Charge is currently assessed when an information request retrieves data from individual system-level tables to return a response.  DST may, from time to time, determine that certain information requests that retrieve data from a consolidated table to return a response are eligible for the Reduced Per View Charge.  Although the foregoing represents the approach DST has historically taken with respect to Per View Charges, DST reserves the right at any time to change the components and/or structure of the Per View Charge.

EXHIBIT B.3, p. 2

Monthly Statement Interface Support Charge2                                              $1,300
Monthly Minimum                                                                                                None

Each individual statement presented shall be a separate retrieval and therefore be a separate charge, i.e., any related statement or historical statement, even if referred to on the requested statement, shall be a separate Statement Retrieval Charge.  Further, the Statement Retrieval Charges do not cover any charges or expenses Customer may incur from its statement vendor.

The Batch Statement Load per-image charge will only be assessed at the time the statements are provided to Vision by the statement vendor, not at the time of viewing or downloading.  Statements may be retrieved multiple times during the on-line availability period, but the management company is only charged once.  Once the on-line availability period ends, the statements may be requested again and new charges would be assessed.

Email Alert Charges
Per email charge	$0.05 regardless of the number of confirmations included in the email

Transaction Processing Charges3
Initial Set-up Fee4
Existing FAN Users                                                                                                $2,500
All Others                                                                                                                $5,000
Purchase, Redemption, Exchange, Maintenance                                                               $0.10 per transaction
NSCC Reject Processing                                                                                                       $0.10 per reject5
New Account Establishment (each new account transaction                                        $0.35 per transaction
may contain one or more new accounts)
New Account Web Service Image Delivery	$0.65 per image
Monthly Minimum6the greater of $500 or actual usage charge

2The Monthly Statement Interface Support Charge shall only be imposed if Customer elects to offer electronic statements as a part of the Vision Services through a statement vendor, or proprietary offering, other than DST Output, LLC or a subsidiary of DST Output, LLC.  If Customer uses DST Output, LLC or a subsidiary of DST Output, LLC as its electronic statement vendor, the Monthly Statement Interface Support Charge will be waived.

3Transaction Processing is an optional element of Vision Services.  Customer will not be assessed the Monthly Minimum or any Transaction Processing Charges until one or more of the Transaction types are made available to Users.

4 The Initial Set-up Fee shall be waived for set-ups that involve only NSCC Reject Processing.  For all other transaction processing this Fee shall apply and shall be assessed only once per management code.

5NSCC Reject Processing fee of $.10 does not include a $.05 per reject view charge for the User’s entry of comments associated with each reject.

6 NSCC Reject Processing shall not be considered when calculating the Monthly Minimum charge for Transaction Processing.

EXHIBIT B.3, p. 3

Fund Family Vision Additional Fees

Fund Family Vision7 is an optional element of the Vision Services which provides Customer the ability to offer integrated access to Vision through the Customer Web Site as described in more detail in the Fund Family Vision Implementation Guide.

Basic Package
When a User requests access to Vision, Customer’s Web Site will launch a frame-set containing Customer’s header within the top frame and Customer’s custom version of Vision within the lower frame. The customizable components are described in the Fund Family Vision Implementation Guide.

Premium Package
In addition to the integration provided in the Basic Package, the Premium Package provides four additional features as follows:

Authentication - Provides seamless integration between Customer’s Web Site and Vision.

Content Management - Enables Customer to publish marketing or other types of customer-specific content to DST-designated areas within DST-designated Vision screens without manual DST intervention.

Fund Specific Navigation - Enables Customer, if Customer participates in Client List for Fund Family Vision, to define links within the left navigation that will direct the User to specific destinations on Customer’s Web Site.

Web Stats - Provides enhanced reporting of usage patterns and general Web activity.

Fees8  In addition to the other Vision fees as described in this Vision fee schedule, the following Fund Family Vision Additional Fees apply:

Basic Package

In the event Customer elects to utilize the Fund Family Vision option, if the Customer is paying less than the monthly maximum in Vision ID Charges ($9,500), the additional fee for the Fund Family Vision Option shall be a monthly amount equal to the lesser of (i) $1,000 per month, or (ii) the difference between the current ID Charges and the amount needed to reach the $9,500 monthly ID Charge maximum.  Customer may utilize the Fund Family Vision option free of charge for so long as Customer is paying the monthly maximum in Vision ID Charges ($9,500).

7 Participation in the Fund Family Vision offering (both Basic and Premium Packages) is subject to the terms and conditions set forth on Exhibit A attached to this Service Exhibit.

8 Fund Family Vision fees are not included for purposes of calculating the Vision Volume Discount, as described under Volume Discounts.

EXHIBIT B.3, p. 4

Premium Package9

Initial Set-up Fee                                                                                     $5,000
Monthly Fee (in addition to the applicable Basic Package fee)                                                                                                           $3,000

Volume Discounts
Discount Schedule (monthly)10

$7,500 - $15,000                                     20%
$15,001 - $30,000                                     25%
$30,001 - $45,000                                     30%
$45,001 - +                                     35%

The percentage discount is applied incrementally to the dollars associated with each breakpoint.

Each affiliate of Customer with a separate management code in the DST system will be charged separately and will not be aggregated for purposes of ID Charges or Volume Discounts.

Platinum/Gold Discount
An additional discount shall be applied to the net Fees (i.e., after Volume Discounts) paid by Customer for DST's Vision Services if Customer is utilizing DST’s Basic FAN Mail Services pursuant to the applicable Master Agreement for DST FAN Mail Services, as follows:

At the beginning of the next calendar year following the first calendar year in which Customer has received Basic FAN Mail Services pursuant to the Service Exhibit to the Master Agreement for DST FAN Mail Services, and at the beginning of each calendar year thereafter, DST shall review the average combined monthly usage fees actually paid by Customer for Basic FAN Mail Services and Vision Services for the previous calendar year.  In the event the average monthly usage fees paid equal or exceed at least $15,000.00, Customer shall receive the following discounts on Vision Services fees for the then current calendar year:

Gold Level

Qualification:	Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $15,000.00 ($180,000.00 annually) but are less than $25,000.00.

9 The Premium Package Initial Set-up Fee and Monthly Fee shall be waived for Platinum Level Customers.

10 Volume Discounts apply to all Inquiry Charges, Individual Statement Retrieval Charges, Batch Statement Load Charges, Email Alert Charges, Transaction Processing Monthly Minimum, and Transaction Processing Charges.  ID Charges, Monthly Statement Interface Support Charges, Transaction Processing Initial Set-up Fee, and Fund Family Vision Additional Fees are not included in Volume Discount calculations.

EXHIBIT B.3, p. 5

Discount:	The discount for each billing cycle equals 2½% of Vision usage fees billed for such cycle.

Platinum Level

Qualification:	Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $25,000.00 ($300,000.00 annually).

Discount:	The discount for each billing cycle equals 5% of Vision usage fees billed for such cycle.

Platinum Plus Level

Qualification:	Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $166,666.67 ($2,000,000.00 annually).

Discount:	The discount for each billing cycle equals 10% of Vision usage fees billed for such cycle.

If Customer qualifies, the discount shall be shown on each invoice issued to Customer.

EXHIBIT B.4, p. 1

DST SALESCONNECT

One-Time Implementation Fee                                                                                                $40,000(estimate)

Includes conversion of firm/office/rep entities, activities, notes, and three years of transaction history.

Incremental Monthly Service Fees*

Transaction Based
First 100,000 billable transactions**                                                                                     Bundled w/current open acct fees
Additional billable transactions                                                                                                                     $0.11

ID Based (includes 35 IDs, additional IDs are $100)                                                                                 $3,000

SalesConnect Mobile*** (includes 15 IDs, additional IDs are $20)                                                          $750

SalesConnect Sync*** (includes 20 IDs, additional IDs are $20)                                                              $750

SalesConnect Reporting Database***                                                                                                           $500

*Incremental monthly fees are in addition to the current bundled account fees paid by Old Mutual to DST.

** Billable transactions consist of financial transactions across all recordkeeping sources.  Excluded from billable counts are non-financial transactions, dividends, and fees.

***Each user of a premium service must also have a SalesConnect ID within the provisions of the Base Fee above.

Services Provided

Data Scrubbing

Office/Rep Maintenance
•
Office and representative updates are systematically applied to your TA2000 Financial Institution Database (“FID”) and your corresponding SalesConnect database for all firms supported within the universal database.  Included in these updates are firm mergers, clearing firm changes, and block transfers.  Outbound maintenance files may be transmitted to you so you can process the updates in your internal systems.

EXHIBIT B.4, p. 2

Transaction Resolution
•
For all firms supported within the universal database, we reconcile TA2000 transactions to the executing firm, office, and representative.  This service can be extended to other recordkeeping sources, such as omnibus detail providers, that utilize industry standard office and rep numbers.  All transactions are posted to your SalesConnect database and may also be transmitted to you in a single outbound file format.  Transaction history is maintained on the system for three years prior to being purged.

Asset Resolution
•
For all firms supported within the universal database, we reconcile firm, office, and representative information on new TA2000 accounts or updates to existing TA2000 accounts to the executing firm, office, and representative.  All positions are posted to your SalesConnect database and may also be transmitted to you in a single outbound file format.  TA2000 asset values are as of the previous day close.  We do not maintain historical asset balances.

CRM & Sales Reporting

The web interface offers a full-range of sales and marketing capabilities to improve wholesaler productivity, provide easy access to sales information, and provide top-notch service to the intermediaries selling your products.  The software is hosted by DST and is available to you without any upfront investment in hardware or software.  Capabilities include:

•	Contact management

•	Calendar & activity tracking

•	Campaign management

•	Literature order & tracking

•	Sales reports & online queries/searches

•	Channel & territory assignments

•	Trade/asset scrubbing for firms not supported within the universal database

Implementation

Data Clean-up
•
In order to receive the full benefit of our scrubbing services for TA2000 activity (e.g.; NSCC orders, direct trades and assets) it is necessary for TA2000 accounts to have a firm/office/rep combination that exists in the universal database.  Unmatched combinations must be researched and either 1) associated with a universal database rep or 2) updated to a valid firm/office/rep combination.

EXHIBIT B.4, p. 3

•	The implementation fee includes research of up to 5,000 firm/office/rep combinations that do not currently exist in the universal database. Sources include:
o	TA2000 shareholder accounts (open, non-network level 3)
o	Reps in your existing sales system with sales activity in the past six months
We reserve the right to revisit the implementation fee with you if the number of firm/office/rep combinations requiring research materially exceeds 5,000.
•	If research indicates the firm/office/rep combination is valid, then the firm/office/rep combination will be added to the universal database.
•
If research indicates the firm/office/rep combination is invalid, then the accounts will be reassigned to a valid firm/office/rep combination for that rep or in the case of a terminated rep either reassigned to 1) the rep taking over the accounts, 2) a house rep at the branch office or 3) a house rep at the pay office if the branch is invalid.

Product Setup
•	TA2000 FID (Financial Institution Database)
o	Consult on FID flags/settings and implications to processing areas
o	Establish method for submitting work items to the SalesConnect team (AWD or other)
o	Generate pre-conversion reports comparing office/rep information from the global database to the corresponding values in FID
o	Populate office/rep information from the universal database
o	Generate post-conversion report identifying all TA2000 accounts with an office/rep ID that does not match FID
•	SalesConnect
o	Build the client environment (UNIX and mainframe)
o	Populate office/rep information from the universal database
o	Assist and/or consult on remaining front-end setup tasks including operator access, validation lists, business rules, and territories
o	Setup transmission of standard outbound files (consulting services available separately)

Training
Two days on-site training

Optional Services

Implementation Tasks

•	Develop transaction and/or asset interfaces into SalesConnect from recordkeeping systems not currently supported.
•	Develop custom reports accessible through the SalesConnect web site.
•	Develop new and/or modified outbound files outside of the standard SalesConnect feeds for transactions, assets, and firm/office/rep maintenance.
•	Provide consulting services related to processing the SalesConnect outbound files into a downstream sales and marketing system.

EXHIBIT B.4, p. 4

•	Develop a literature order and tracking interface from SalesConnect to client’s fulfillment vendor.
Product Features

•
SalesConnect Reporting Database - provides direct access to a copy of the SalesConnect production database for developing custom queries and reports utilizing a client’s own reporting tool.  Requires network connectivity to the Winchester Data Center.

•	SalesConnect Mobile - provides access to the SalesConnect application through a wireless handheld device (e.g., Blackberry).
•
SalesConnect Sync – provides bi-directional syncing of calendar entries between SalesConnect and client’s corporate calendar system (e.g., Microsoft Exchange/Outlook).  Requires network connectivity to the Winchester Data Center.

Fees for optional services are determined based on specific client requirements.

Client Responsibilities

Conversion

•	Assign a project coordinator for the conversion that will work with a counterpart at DST to develop a project plan with agreed upon timelines and milestones.

On-going

•	Identify individuals to act as system administrators with authority to assign additional IDs and reset passwords. IDs may not be shared among client associates.
•	Assign one or more training coordinators that will serve as the first line of support for end user questions subsequent to completion of the training phase.
•	Resolve any transactions or assets that could not be resolved by the universal dealer team
•	Review daily maintenance reports related to unsuccessful attempts by the universal dealer team to update firm/office/rep information.
•
Obtain the necessary system access, file formats, and/or approvals from providers of non-TA2000 transaction/asset files such that those files may be systematically loaded into SalesConnect.  The universal dealer team will not manually enter any trade/asset information.

EXHIBIT B.4, p. 5

Terms & Conditions

Term of Agreement

This agreement shall remain in full force and effect for so long as the TA2000 Agreement is in effect unless terminated in accordance with this paragraph.  This agreement shall automatically renew, subject to mutual agreement on the fees to apply during any renewal term, for the same time period as the TA2000 Agreement renews unless a party provides written notice to the other party at least one hundred, eighty (180) days prior to any renewal date and shall terminate contemporaneously with any termination or expiration without renewal of the TA2000 Agreement.  Additionally, this agreement can be terminated in accordance with the terms and conditions for termination set forth in the TA2000 Agreement.  In no event and under no circumstances may the SalesConnect services provided hereunder be used by customer in connection with the business of or to provide services to any brokerage business, investment companies or entities except that of or concerning the business of the funds.

Annual Increases

The foregoing fees are subject to an increase as of each January 1st in an amount equal to the greater of three percent (3%) or the annual percentage change in the Consumer Price Index for all Urban Consumers ("CPI-U") in the Kansas City, Missouri-Kansas Standard Metropolitan Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics for the 12 calendar months immediately preceding such anniversary.